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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☒ Definitive Proxy Statement
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PIONEER COMPANIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PIONEER COMPANIES, INC.
700 Louisiana Street, Suite 4300
Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 12, 2005

       Pioneer Companies, Inc. will hold its Annual Meeting of Stockholders at the Hilton Americas — Houston, 1600 Lamar Avenue, Houston, Texas, on Thursday, May 12, 2005, at 9:00 a.m.
      We are holding this meeting:

•	to elect six directors to serve until the Annual Meeting of Stockholders in 2006;

•	to consider the ratification of the appointment of Deloitte & Touche LLP as Pioneer’s independent registered public accounting firm for the current year; and

•	to transact any other business that properly comes before the meeting.
      Pioneer’s Board of Directors has selected April 5, 2005, as the record date for determining stockholders entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the meeting and number of shares registered in the name of each stockholder will be available for examination by any stockholder at the office of the Secretary of Pioneer, 700 Louisiana Street, Suite 4300, Houston, Texas, during ordinary business hours beginning April 28, 2005, until the date of the meeting.
      You are cordially invited to attend the Annual Meeting. If you do not expect to attend the Annual Meeting in person, please vote, date and return the enclosed proxy as promptly as possible in the enclosed reply envelope.

By Order of the Board of Directors,

Kent R. Stephenson
Vice President, General Counsel
and Secretary
Dated: April 15, 2005

700 Louisiana Street, Suite 4300
Houston, Texas 77002

GENERAL INFORMATION

What is the purpose of the annual meeting?
      At the annual meeting of Pioneer Companies, Inc., stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of six directors and ratification of the appointment of our independent auditors. In addition, our management will report on Pioneer’s performance during 2004 and our current operating and financial performance and outlook, and respond to questions from stockholders. Pioneer’s Annual Report for the fiscal year ended December 31, 2004, is being mailed with this proxy statement.
      The annual meeting will be held on Thursday, May 12, 2005, at the Hilton Americas — Houston, 1600 Lamar Avenue, Houston, Texas, beginning at 9:00 a.m. The approximate mailing date of this proxy statement and the accompanying proxy is April 15, 2005.

Will the directors of the Company attend the meeting?
      Our directors are encouraged to attend the annual meeting. Last year all of our directors were able to attend the annual meeting.

Who is soliciting proxies?
      Pioneer is soliciting your proxy on behalf of our Board of Directors. Pioneer is paying the expense of preparing, printing and mailing this proxy statement, and we will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy statement to the beneficial owners of the common stock. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, personal interview or other form of communication by our employees or directors.

Who can vote at the meeting?
      Only those who owned Pioneer’s common stock of record at the close of business on the record date, April 5, 2005, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or at any postponements or adjournments of the meeting.

What are the voting rights of the Pioneer stockholders?
      Each outstanding share of our common stock is entitled to one vote on each matter to be voted on at the meeting. On April 5, 2005, the record date for determining those who are entitled to vote at the meeting, there were a total of 11,186,943 shares of common stock outstanding.

How do I vote?
      You may either vote in person at the annual meeting or vote by proxy. To vote by proxy, you must:

•	Complete and properly sign and date the enclosed proxy card.

•	Return the proxy card to us in the enclosed self-addressed envelope. We must receive your proxy card not later than the day preceding the annual meeting for your proxy to be valid and for your vote to be counted.

      If you comply with these instructions, your proxy will be voted as you direct. If your proxy card does not either specify a vote for or withhold authority to vote for a nominee for election as a director, the proxy will be voted for such person. If your proxy card does not specify a vote for or against ratification of the selection of our independent registered public accounting firm, it will be voted for ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2005.

How do I revoke my proxy?
      A stockholder who gives a proxy for use at the annual meeting can revoke it by providing Kent R. Stephenson, our Vice President, General Counsel and Secretary, with notice that the proxy is being revoked, or by submitting a later dated proxy. If you attend the annual meeting in person, you can revoke your proxy by voting at the meeting.

What constitutes a quorum?
      The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. Abstentions and broker “non-votes” will be counted as present for purposes of determining whether there is a quorum at the annual meeting. The term broker “non-votes” refers to shares held by brokers and other nominees or fiduciaries that are present at the annual meeting but are not voted on a particular matter because those persons are precluded from exercising their voting authority because of the matter’s “non-routine” nature.

What vote is required to approve each item?
      Directors are elected by a plurality of the votes cast at the meeting by the holders of our common stock. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005, requires the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the meeting to constitute the action of the stockholders. Abstentions and broker “non-votes” will have no effect on the vote for directors or the ratification of the appointment of our independent auditors.

What are the Board’s recommendations?
      Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this proxy statement. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of Pioneer’s stock?
      The following table shows, as of April 5, 2005, certain information regarding the shares of common stock owned by each person or entity that is known by Pioneer to be the beneficial owner of more than five percent of our common stock. Except as noted, each person or entity has sole voting and investment power over the shares shown in the table.

		Shares
	Name and Address of	Beneficially	Percent
Title of Class	Beneficial Owner	Owned	of Class

Common Stock	Kingdon Capital Management, LLC(1)	900,000	8.0
	152 West 57th Street, 50th Floor New York, New York 10019
Common Stock	Fidelity Management & Research Company(2)	877,690	7.8
	82 Devonshire Street Boston, Massachusetts 02109
Common Stock	Philip J. Hempleman and Ardsley Advisory Partners(3)	675,000	6.0
	262 Harbor Drive Stamford, Connecticut 06902
Common Stock	Remy W. Trafelet and Trafelet & Company, LLC(4)	596,150	5.3
	900 Third Avenue, 5th Floor New York, New York 10022

(1)	Based on a Schedule 13G filed with the Securities and Exchange Commission on December 23, 2004, Kingdon Capital Management, LLC has sole dispositive and voting power over the indicated number of shares.

(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, Fidelity Management & Research Company has shared dispositive and voting power over the indicated number of shares, which are owned by various funds for which Fidelity Management & Research Company serves as investment advisor.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2005, Philip J. Hempleman and Ardsley Advisory Partners have shared dispositive and voting power over the indicated number of shares, which are owned by certain managed accounts.

(4)	Based on an amendment to a Schedule 13G filed with the Securities and Exchange Commission on March 8, 2005, Remy W. Trafelet and Trafelet & Company, LLC have shared dispositive and voting power over the indicated number of shares.

How much stock do Pioneer’s directors and executives own?
      The following table shows, as of April 5, 2005, information regarding beneficial ownership of our common stock by our directors and director nominees and each executive officer named in the Summary Compensation Table shown below.

		Amount and Nature of
		Beneficial Ownership

		Common	Stock
		Stock	Options	Total
		Beneficially	Exercisable	Common
		Owned	Within 60	Stock
		Excluding	Days of	Beneficially
Name	Position	Options	Record Date	Owned

David N. Weinstein	Chairman of the Board	1,000	49,000	50,000
Marvin E. Lesser	Director	1,000	24,000	25,000
Michael Y. McGovern	Director and President and Chief Executive Officer	1,000	150,000	151,000
Charles L. Mears	Director	-0-	15,000	15,000
Richard L. Urbanowski	Director Nominee	-0-	-0-	-0-
David A. Scholes	Director and Vice President, Manufacturing	-0-	20,000	20,000
Ronald E. Ciora	Vice President, Sales and Marketing	10,000	-0-	10,000
Gary L. Pittman	Vice President, Chief Financial Officer and Treasurer	-0-	40,000	40,000
Kent R. Stephenson	Vice President, General Counsel and Secretary	18,900	-0-	18,900
All directors, director nominees and executive officers as a group (12 persons)		31,900	309,999	341,899
      Mr. McGovern’s beneficial ownership, including shares which could be acquired through the exercise of stock options exercisable within 60 days of the record date, represents approximately 1.3% of the total number of shares which were outstanding as of April 5, 2005, and the beneficial ownership of all directors, director nominees and executive officers as a group represents approximately 3.0% of that total number of shares. The beneficial ownership of each of the other named individuals represents less than 1% of such total number of shares.
Change of Control Arrangements
      We do not know of any current arrangements, including any pledge of Pioneer securities by any persons, that may result in a change of control of Pioneer in the future.
PROPOSAL 1:
ELECTION OF DIRECTORS
Directors Standing for Election
      The current term of office of our current directors, David N. Weinstein, Marvin E. Lesser, Michael Y. McGovern, Charles L. Mears and David A. Scholes, expires at the annual meeting. Messrs. Weinstein, Lesser and McGovern all began service with the implementation of our plan of reorganization on December 31, 2001. Mr. Mears was elected as a director at the annual meeting held on May 13, 2004, and the Board of Directors elected Mr. Scholes as a director on March 9, 2005. In addition to Messrs. Weinstein, Lesser, McGovern, Mears and Scholes, Richard L. Urbanowski has been nominated for election as a director at the annual meeting, and it is the intention of the Board of Directors that the shares represented by proxy, unless otherwise indicated thereon, will be voted for the election of each of those individuals as directors. If elected, they will hold office for a term continuing until the annual meeting of stockholders to be held in 2006 and until their successors are duly elected, or until such director’s earlier resignation or removal.
      The persons designated as proxies reserve full discretion to cast votes for other persons in the event any of the six nominees are unable to serve. However, the Board of Directors has no reason to believe that the nominees will be unable to serve if elected. Proxies cannot be voted for a greater number of persons than the six named nominees.
      The following table shows information regarding the nominees.

	Served as
	Director of
	the Company	Business Experience
	Continuously	During Past 5 Years,
Name	Since	Age and Other Information

David N. Weinstein(1)(2)	2001	Mr. Weinstein has served as the non-executive Chairman of Pioneer’s Board of Directors since February 2002. Since November 2002 Mr. Weinstein has also served as Chairman of the Board of Directors of York Research Corporation, a privately-held power generation company. From March 2000 until January 2002, Mr. Weinstein served as Managing Director and head of High Yield Origination and Capital Markets for BNP Paribas. From June 1996 to October 1999, he was Managing Director and head of High Yield Capital Markets for Bank of Boston/BancBoston Securities Inc. Mr. Weinstein is 45 years old.
Marvin E. Lesser(1)(2)	2001	Mr. Lesser has been the Managing Partner of Sigma Partners, L.P., a private investment partnership, since 1993, and he has been President of Alpina Management, L.L.C., an investment advisor, since 2000. Mr. Lesser also has been a private consultant since 1992. He is a director of USG Corporation, a manufacturer and distributor of building materials, and St. Moritz 2000 Fund, Ltd., a private investment company. Mr. Lesser is 63 years old.

	Served as
	Director of
	the Company	Business Experience
	Continuously	During Past 5 Years,
Name	Since	Age and Other Information

Michael Y. McGovern	2001	Mr. McGovern has been President and Chief Executive Officer of Pioneer since September 2002. He served as President and Chief Executive Officer as well as a director of Coho Energy, Inc., a publicly-held oil and gas exploitation, exploration and development company, from April 2000 to January 2003. In February 2002, Coho Energy filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. From 1998 to March 2000, Mr. McGovern was Managing Director of Pembrook Capital Corporation, a privately held company involved in providing advisory services to distressed or constrained energy companies. From July 1993 to October 1997, he was Chairman and Chief Executive Officer of Edisto Resources Corporation and Convest Energy Corporation, which were publicly-held oil and gas exploration and development companies. Mr. McGovern also serves as a director of GEO Specialty Chemicals, Inc., a specialty chemicals manufacturer. Mr. McGovern is 53 years old.
Charles L. Mears(1)(2)	2004	Mr. Mears retired as Executive Vice President of the chlor-alkali business of Occidental Chemical Corporation, a subsidiary of Occidental Petroleum Corporation, in October 2000, after serving in that position since 1996. He had served in various management positions in that company since 1986, including serving as Senior Vice President of the Industrial Chemicals Division from 1991 until 1996. Mr. Mears began his career with Diamond Shamrock Corporation in 1965, where he held various management positions. He currently serves as a director of KMG Chemicals, Inc., a publicly-held specialty chemicals manufacturer. Mr. Mears is 65 years old.
David A. Scholes	2005	Mr. Scholes has served as Pioneer’s Vice President, Manufacturing since March 2001. From January 1997 to March 2001 he was Pioneer’s Vice President, Manufacturing — U.S., and Vice President, Manufacturing of the Company’s domestic subsidiary. Prior to 1997 he was manager of Occidental Chemical Corporation’s Houston chemical complex. Mr. Scholes has been involved in chlor-alkali manufacturing since 1976. Mr. Scholes is 59 years old.

Served as
Director of
	the Company	Business Experience
	Continuously	During Past 5 Years,
Name	Since	Age and Other Information

Richard L. Urbanowski	—	Mr. Urbanowski retired in 1998 as President and Chief Operating Officer of ISK Biosciences Corporation, a specialty chemicals company selling crop protection chemicals and wood preservative products. Mr. Urbanowski began his career with Diamond Alkali Company, where he held various positions in research and development, engineering, operations, production and sales. He is currently a director of KMG Chemicals, Inc., a publicly-held specialty chemicals manufacturer. Mr. Urbanowski is 68 years old.

(1)	Member of Audit Committee.

(2)	Member of Governance and Compensation Committee.
      The Board of Directors recommends that you vote “FOR” election of each nominee listed above. Each properly submitted proxy card will be so voted unless the stockholder submitting such proxy card specifies otherwise.
*          *          *          *          *          *          *          *          *          *          *          *          *          *          *

How is our company governed?
      In accordance with the provisions of the Delaware General Corporation Law and our certificate of incorporation and by-laws, our business, property and affairs are managed by or under the direction of the Board of Directors. The Board of Directors has determined that all of the directors other than Mr. McGovern, who is our President and Chief Executive Officer, and Mr. Scholes, who is our Vice President, Manufacturing, are independent directors, as defined by Rule 10A-3 under the Securities Exchange Act of 1934 and Rule 4200(a)(15) of the NASD Marketplace Rules.
      We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our President and Chief Executive Officer, our Vice President and Chief Financial Officer, our Vice President and Controller, and any other employee with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission. The Code covers various topics, including conflicts of interest, confidentiality of information, and compliance with laws and regulations. We also have adopted a Policy on the Prevention of Insider Trading and Misuse of Confidential Information that also applies to all of our directors, officers and employees. The Policy is designed to prevent the trading of our common stock by any person who may be in possession of material non-public information. Copies of the Code and the Policy are available to stockholders and others on our website, at www.piona.com.

How often did the Board meet during 2004?
      The Board of Directors met fourteen times during 2004. Each of the persons serving as a director in 2004 attended at least 92 percent of the total number of Board and Board committee meetings held during the period of their service on the Board and Board committees during 2004. The Board and its committees also act by written consent from time to time.

What is Pioneer’s policy with respect to the directors’ attendance at Board meetings?
      We expect each director to make every effort to attend each Board meeting and each meeting of any Board committee on which he or she sits. Attendance at Board and Board committee meetings is strongly encouraged.

How can I communicate with Directors?
      If you would like to communicate with our Board of Directors or any individual director, you can write to Kent Stephenson, our Vice President, General Counsel and Secretary. Your letter should indicate that you are a stockholder. Depending on the subject matter, Mr. Stephenson will forward the communication to the director or directors to whom it is addressed; attempt to handle the matter directly, by providing any requested information or resolving any problem that is identified; or not forward a communication that is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each meeting of the Board of Directors, Mr. Stephenson will provide a summary of all communications received since the last meeting that were not forwarded, and provide to the directors any such communications upon request. Communications from an officer or director of Pioneer will not be viewed as security holder communications for purposes of this procedure. Communications from an employee or agent of Pioneer will be viewed as security holder communications for purposes of this procedure only if those communications are made solely in such employee’s or agent’s capacity as a security holder.

How are directors compensated?
      Except for Mr. Weinstein, each of our non-employee directors is paid a retainer of $35,000 per year as well as per-meeting fees of $1,500 for attendance at meetings of the Board of Directors. The chairman of the Audit Committee of our Board of Directors is paid an annual retainer of $15,000 and the chairman of the Governance and Compensation Committee and any other committees that may be established by our Board of Directors is paid an annual retainer of $10,000. Each member of a Board committee is paid a per-meeting fee of $1,500 for attendance at meetings of such committee. A non-employee director that provides additional services that are approved by a majority of the remaining directors is paid a fee of $1,500 for each day that such services are provided. In lieu of the retainer and meeting fees or any fees for additional services, Mr. Weinstein has been paid a monthly retainer of $12,500 for his services as non-executive Chairman of the Board since February 15, 2002.
      A program has been adopted for awarding, without any further action by our Board of Directors or its Governance and Compensation Committee, nonqualified stock options under Pioneer’s 2001 Employee Stock Option Plan to each non-employee member of the Board of Directors. The program provides for an initial grant of an option for the purchase of 20,000 shares of common stock to a non-employee Chairman of the Board, and an initial grant of an option for the purchase of 10,000 shares of common stock to each other non-employee member of the Board of Directors. Under the program, a non-employee Chairman of the Board receives an additional grant for the purchase of 10,000 shares of common stock each year and each other non-employee director receives an additional grant for the purchase of 5,000 shares of common stock each year, with such grants to be made on December 31 of each year. The purchase price of the shares of common stock covered by each option is the fair market value of the shares on the date of grant.
      Our non-employee directors are also eligible to participate in the medical benefits program provided by Pioneer to its employees generally, although the premium charged to any participating director for coverage under the plan is equal to the full cost incurred by Pioneer for benefits under the program. Mr. Weinstein is the only non-employee director that participates in the program.
What committees has the Board established?
      Currently the Board has two standing committees: the Audit Committee and the Governance and Compensation Committee. Only independent directors serve as members of those committees. During 2004 the Board also established the Sales and Marketing Committee, but that committee was discontinued later in the year.

      Audit Committee. The Audit Committee is composed of Messrs. Weinstein, Lesser and Mears, and is chaired by Mr. Lesser. The Board of Directors has determined that all of the members of the Committee meet the independence standards established by Rule 10A-3 under the Securities Exchange Act of 1934 and Rule 4200(a)(15) of the NASD Marketplace Rules, and that Messrs. Lesser and Weinstein are each an audit committee financial expert, as defined in Item 401(h) of Regulation S-K as adopted by the Securities and Exchange Commission. Relevant experience of Messrs. Lesser and Weinstein is provided in their biographical information on page 5 of this proxy statement.
      The Audit Committee has a charter adopted by Pioneer’s Board of Directors on March 24, 2003, and that is available to stockholders and others on our website, at www.piona.com. The Committee selects Pioneer’s independent registered public accounting firm, monitors its performance, reviews all reports submitted by it and consults with the firm with regard to the adequacy of internal controls. The Committee also monitors the performance of our accounting and financial reporting staff and reviews all accounting and financial reports that we issue. During 2004, the Audit Committee met four times.
Audit Committee Report
      The Audit Committee of the Board of Directors of Pioneer is responsible for providing independent, objective oversight for Pioneer’s financial reporting functions and internal control systems.
      Review with Management. The Audit Committee reviewed and discussed with management Pioneer’s audited consolidated financial statements for the year ended December 31, 2004.
      Discussions with Independent Registered Public Accounting Firm. The Audit Committee discussed with Deloitte & Touche LLP, Pioneer’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with that firm its independence from Pioneer.
      Recommendation to the Pioneer Board of Directors. Based on its review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2004.

The Audit Committee

Marvin E. Lesser, Chairman
Charles L. Mears
David N. Weinstein
      Governance and Compensation Committee. The Governance and Compensation Committee is also composed of Messrs. Weinstein, Lesser and Mears, and is chaired by Mr. Mears. The Governance and Compensation Committee met five times during 2004. The Committee has a charter which is available to stockholders and others on our website, at www.piona.com.
      The Committee performs the functions of a nominating committee. The Committee believes that a nominee for election to the Board of Directors must have qualifications that may be useful to Pioneer, as well as the highest personal and professional ethics. The Committee evaluates a number of factors when considering a candidate for director, including the person’s relevant business experience; judgment, skill, integrity and reputation; independence from management; potential conflicts of interest with other pursuits; and willingness to devote the required amount of time to our affairs. When considering whether an incumbent director will be nominated for re-election, the Committee also considers the individual’s performance on the Board of Directors.
      Mr. Mears proposed that Mr. Urbanowski be considered as a director of Pioneer. All members of the Committee met with Mr. Urbanowski, and as a part of his evaluation of the desirability of becoming a director of the Company, Mr. Urbanowski also met with members of the Company’s management. The Committee reviewed Mr. Urbanowski’s background and qualifications before deciding that he should be nominated for election as a director.
      The Committee’s policy is to consider candidates recommended by security holders on the same basis as other candidates, provided the recommended candidate meets all of the minimum requirements and qualifications for being a director as specified in the Committee’s Charter. Any such recommendations should include the candidate’s name and qualifications for Board membership and should be sent in writing to Kent Stephenson, Pioneer’s Vice President, General Counsel and Secretary, at 700 Louisiana Street, Suite 4300, Houston, Texas 77002.
      The Committee also establishes the level of compensation to be paid to our officers and administers other compensation programs that may be established from time to time.
What are Pioneer’s policies with respect to executive compensation?
      The Governance and Compensation Committee of our Board of Directors has furnished the following report on executive compensation for 2005:
Report of the Governance and Compensation Committee
      The compensation program that has been established for Pioneer’s executives has four primary components: base salary, employee benefits, an annual cash incentive award program, and long-term incentives. Salary levels are compared to various salary survey data on a regular basis, although the Committee’s compensation philosophy contemplates that a greater proportion of total compensation should be realized from incentive awards rather than from regular salary increases.
      We also evaluate our employee benefits on a periodic basis to determine if the package of benefits offered to our salaried employees is competitive, while taking into account the availability of Pioneer’s resources and its performance. Executives receive the same benefits as all other salaried employees.
      Annual cash incentive awards are provided under Pioneer’s Shared Earnings Plan, in which most of our employees participate. Under the plan, a bonus target, which is an amount determined using a specified percentage of a participant’s base compensation, is established for each employee based on the individual’s level of responsibility and opportunity to contribute to Pioneer’s success. An award pool is generated under the plan if the level of earnings before interest, taxes, depreciation and amortization (“EBITDA”) that is achieved by Pioneer during a calendar year exceeds a threshold level that is approved by our Committee at the beginning of the year. If the threshold is achieved, distributions from the award pool, based on Pioneer’s EBITDA, are made in proportion to all participants’ target amounts, and the distributions may exceed the aggregate of the target amounts. Awards were made under the plan with respect to 2004 performance, as a result of Pioneer’s financial results for 2004. For 2004, the applicable bonus target percentages for participants in the plan ranged from 5% to 60%. The applicable bonus target percentage for Mike McGovern, Pioneer’s President and Chief Executive Officer, was 60%, and based on Pioneer’s EBITDA and the amount of the award pool for 2004, he received an incentive award under the Shared Earnings Plan of $230,040 for 2004 performance. The Committee has determined that Mr. McGovern’s bonus target percentage under the Shared Earnings Plan for 2005 will be 75%.
      We also recognize exceptional efforts from time to time, and reward them accordingly. In recognition of the efforts shared by all of our employees in implementing Pioneer’s organizational efficiency project during 2004, we awarded a cash bonus equal to two weeks’ pay to each employee when we reached an important project milestone during the year.
      Long-term incentive compensation for our executives may be provided from time to time through the 2001 Employee Stock Option Plan. Three of our executive officers received grants of options under the plan in 2004.

      Mike McGovern has served as Pioneer’s President and Chief Executive Officer since September 17, 2002. Prior to his employment, the members of the Governance and Compensation Committee and Mr. McGovern negotiated the terms of an employment agreement that govern his employment. The agreement has a term that is automatically extended from day to day so that it always has a remaining term of two years, and it provides for the payment to Mr. McGovern of an annual base salary of $450,000. Under the agreement Mr. McGovern will participate in the same bonus plan and other benefit plans as are provided to Pioneer’s other executive officers. The agreement also provided for the grant of options for the purchase of 225,000 shares of Pioneer’s common stock at an exercise price of $4.00 per share. By their terms, options covering 150,000 of these shares of common stock vest in three equal annual installments beginning on the first anniversary of the grant date. The remaining options covering an aggregate of 75,000 shares of common stock were to vest in three equal installments at dates contingent on our common stock maintaining a fair market value of $8.50, $9.25 and $10.00, respectively, in each case for a period of 90 consecutive days. Those threshold values were achieved during 2004, and accordingly options covering 150,000 shares are fully vested, and options with respect to the remaining 75,000 shares will vest on September 17, 2005. Mr. McGovern also receives reimbursement of approximately $30,000 annually for the rental of an apartment in Houston.
      The Committee had previously determined that Mr. McGovern’s performance during 2003, particularly the settlement of a complex dispute with respect to certain derivatives contracts, justified the award of a cash bonus, although the amount of such an award was not established, and at Mr. McGovern’s request, the Committee agreed to defer the awarding of the bonus. During 2004 the Committee approved the amount of the cash bonus, $250,000, and given the improvement in Pioneer’s performance the bonus was paid in 2004. The award of the bonus was incremental to the bonus for 2004 performance that was awarded to Mr. McGovern under Pioneer’s Shared Earnings Plan, as discussed above.

The Governance and Compensation Committee

Charles L. Mears, Chairman
Marvin E. Lesser
David N. Weinstein
Compensation Committee Interlocks and Insider Participation
      None of the current members of the Governance and Compensation Committee has ever been an officer or employee of Pioneer or any of its subsidiaries, and no “compensation committee interlocks” existed during 2004.

Summary Compensation Table
      The following table provides information with respect to the compensation of Pioneer’s President and Chief Executive Officer and the four other most highly paid executive officers during the periods indicated:

					Long-Term
					Compensation
			Annual Compensation
					Securities	All Other
				Other Annual	Underlying	Compen-
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)(1)	Options(#)(2)	sation($)(3)

Michael Y. McGovern(4)	2004	450,000	267,308	30,000	-0-	23,188
President and Chief	2003	450,000	250,000	30,000	-0-	1,620
Executive Officer	2002	129,520	-0-	-0-	225,000	-0-
Ronald E. Ciora(5)	2004	216,519	83,438	6,000	45,000	42,805
Vice President, Sales	2003	192,150	30,000	6,000	-0-	1,921
and Marketing	2002	192,150	-0-	6,000	15,000	381
Gary L. Pittman(6)	2004	230,000	87,230	-0-	-0-	17,625
Vice President, Chief	2003	230,000	-0-	-0-	-0-	86,686
Financial Officer and	2002	62,873	-0-	-0-	60,000	-0-
Treasurer
David A. Scholes	2004	222,400	84,348	-0-	-0-	16,362
Vice President,	2003	217,067	-0-	-0-	-0-	1,946
Manufacturing	2002	206,400	-0-	-0-	60,000	516
Kent R. Stephenson	2004	198,288	56,149	-0-	-0-	14,798
Vice President, General	2003	188,496	-0-	-0-	-0-	1,909
Counsel and Secretary	2002	183,600	-0-	-0-	30,000	450

(1)	We reimburse Mr. McGovern for the rental of an apartment in Houston.

(2)	Expressed in terms of the numbers of shares of our common stock underlying options granted during the year. All option grants were made under our 2001 Employee Stock Option Plan.

(3)	The amounts reported represent contributions under the Company’s defined contribution plan and to match a portion of the employee’s contributions under a 401(k) plan. In addition, Mr. Ciora was reimbursed $27,851 for 2004 relocation expenses and Mr. Pittman was reimbursed $84,386 for 2003 relocation expenses.

(4)	Mr. McGovern was appointed as Pioneer’s President and Chief Executive Officer on September 17, 2002. Before that date he received fees for service as a non-employee director of Pioneer during 2002 in the amount of $34,750, which amount is not included in the table.

(5)	Ronald E. Ciora was appointed as Pioneer’s Vice President, Sales and Marketing effective February 29, 2004. From August 2003 to February 2004 he was Vice President, Caustic Soda, and from August 2001 to August 2003 he was Vice President, Western Regional Sales and Marketing.

(6)	Mr. Pittman was appointed as Pioneer’s Vice President, Finance on October 1, 2002, and he was elected to the office of Vice President and Chief Financial Officer on December 10, 2002. He was named to the additional position of Treasurer on August 11, 2004.
Employment Agreements and Severance and Change-in-Control Arrangements
      The employment agreement Mr. McGovern entered into with Pioneer in September 2002 provides that upon termination of his employment other than for cause (as defined), he will receive any unpaid compensation then due him, as well as a lump sum payment equal to two times his base salary, which is $450,000 per year, and he and his dependents will be entitled to health and life insurance coverage at Pioneer’s expense for a two-year period. The agreement, which has a continuing term of two years, also provides for reimbursement of relocation costs from Dallas to Houston.

      The Board of Directors has adopted an executive severance program under the terms of which each of our other executive officers, including Messrs. Ciora, Pittman, Scholes and Stephenson, would each receive one year’s severance pay following termination of employment without cause, as defined.
Pension Plan
      Defined benefit retirement coverage will be provided to our executive officers under Pioneer’s defined benefit pension plan, but benefits under the plan were frozen as of February 29, 2004. At the normal retirement age of 65, participants under the plan will receive benefits based on their credited service as of February 29, 2004, and their covered compensation for the average of their highest five complete consecutive plan years out of their last ten complete consecutive plan years as of that date, or the average covered compensation for the total length of service if less than five years’ of service have accrued. Covered compensation under the plan includes base pay and annual performance and incentive programs, but excludes all other items of compensation. In addition, benefits will be supplemented by means of a nonqualified, unfunded supplemental retirement plan that provides benefits for key salaried employees in an amount equal to the amount that would be paid under the pension plan but for the maximum compensation limit (currently $170,000) under the Internal Revenue Code.
      The credited service and covered compensation of Messrs. McGovern, Ciora, Pittman, Scholes and Stephenson under the defined benefit pension plan will not increase beyond the amounts accrued as of February 29, 2004, and only Mr. Scholes will receive future benefits under the supplemental retirement plan. Messrs. McGovern and Pittman will receive benefits under the plan only if they complete at least five years of service with Pioneer. The annual benefits payable upon retirement at normal retirement age for the executive officers named in the Summary Compensation Table are $4,107 for Mr. McGovern, $22,878 for Mr. Ciora, $4,052 for Mr. Pittman, $20,118 for Mr. Scholes, and $28,190 for Mr. Stephenson.

Option Grants in 2004
      During 2004 one of the executive officers named in the Summary Compensation Table was granted a stock option. The following table provides information with respect to that stock option grant:

Individual Grant
Potential Realizable
		Percent of			Value at Assumed
	Number of	Total			Annual Rates of Stock
	Shares	Options			Price Appreciation for
	Underlying	Granted to			Option Term
	Options	Employees
Name	Granted(#)	in 2004	Exercise Price	Expiration Date	5%($)	10%($)

Ronald E. Ciora	45,000	26.8	$8.28	August 26, 2014	234,326	593,828
      The option was granted under Pioneer’s 2001 Employee Stock Option Plan, with an exercise price equal to the fair market value of the common stock on the date of grant. The option granted to Mr. Ciora is exercisable with respect to 15,000 shares on or after August 26, 2005, with respect to an additional 15,000 shares on or after August 26, 2006, and with respect to the final 15,000 shares on or after August 26, 2007.
      The amounts indicated as potential realizable values reflect assumed rates of appreciation in market value from the date of grant until the end of the option term, at hypothetical rates of appreciation set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in Pioneer’s stock price.

Aggregated Option Exercises and Year-End Option Values
      The following table shows with respect to the executive officers named in the Summary Compensation Table the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2004, with respect to options to purchase common stock of Pioneer. Also reported are the values for “in-the-money” options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of our common stock. The closing price of the common stock on December 31, 2004, the last trading day of Pioneer’s fiscal year, was $20.75 per share. None of the named executive officers exercised any stock options during 2004.

	Number of Shares
	Underlying Unexercised		Value of Unexercised
	Options at		In-the-Money Options at
	December 31, 2004(#)		December 31, 2004($)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael Y. McGovern	150,000	75,000	2,512,500	1,256,250
Ronald E. Ciora	10,000	50,000	182,500	652,400
Gary L. Pittman	40,000	20,000	670,000	335,000
David A. Scholes	40,000	20,000	730,000	365,000
Kent R. Stephenson	20,000	10,000	365,000	182,500

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
      On December 31, 2001, Pioneer emerged from bankruptcy and consummated its plan of reorganization. Effective December 31, 2001, all outstanding shares of the common stock existing prior to the reorganization were canceled. Pioneer’s common stock issued in the reorganization did not begin trading until February 5, 2002.
      The following graph compares the cumulative total shareholder return on our common stock to the cumulative total return of the Standard & Poor’s 500 Stock Index and the Standard and Poor’s 400 Chemicals Stock Index for the period from February 5, 2002 to December 31, 2004. The graph assumes a $100 investment in Pioneer’s common stock and in each index on February 5, 2002, and that all dividends were reinvested.
Indexed Returns

	Base
	Period	Years Ending
Company/Index	2/5/02	12/02	12/03	12/04

Pioneer Companies, Inc.	100	102.04	475.21	1209.00
S&P 500 Index	100	81.97	105.48	116.96
S&P 400 Chemicals	100	94.27	111.37	145.69
PROPOSAL 2:
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      Deloitte & Touche LLP served as Pioneer’s independent registered public accounting firm during the year ended December 31, 2004, and the firm served as Pioneer’s independent accountants for a number of prior years. The firm has been appointed by the Audit Committee as Pioneer’s independent registered public accounting firm to audit our financial statements for the year ending December 31, 2005. The Board of Directors is submitting this matter to a vote of stockholders in order to ascertain their views. If the appointment of Deloitte & Touche LLP is not ratified at the Annual Meeting, the Audit Committee will reconsider its action and will appoint auditors for 2005 without further stockholder action. Further, even if the appointment of Pioneer’s independent registered public accounting firm is ratified by stockholder action, the Audit Committee may at any time in the future in its discretion reconsider the appointment of Pioneer’s independent registered public accounting firm without submitting the matter to a vote of stockholders.

      The fees that we were billed by Deloitte & Touche LLP for professional services with respect to the last two years included the following:

•	Audit Fees — The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audit of our annual financial statements and the review of the financial statements included in our quarterly reports were $594,562 in 2004 and $424,100 in 2003.

•	Audit-Related Fees — The aggregate fees billed for assurance and related services by Deloitte & Touche LLP that are not reported in Audit Fees above were $83,000 for the audits of our defined benefits and contribution plans and debt compliance reports in each of 2004 and 2003.

•	Tax Fees — The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice and tax planning were $163,254 in 2004 and $194,859 in 2003.

•	All Other Fees — The aggregate fees billed for all other services rendered by Deloitte & Touche LLP, consisting of assistance with compliance with the provisions of the Sarbanes-Oxley Act, were $159,944 in 2004. There were no other fees incurred for services provided by Deloitte & Touche LLP in 2004 or 2003.
      The Audit Committee is responsible for approving every engagement of Deloitte & Touche LLP to perform audit or non-audit services on behalf of Pioneer or any of its subsidiaries before Deloitte & Touche LLP is engaged to provide those services. The Committee considered the non-audit services that Deloitte & Touche LLP provided to Pioneer and whether they impaired the independence of Deloitte & Touche LLP, and concluded that they did not. The Committee adopted pre-approval policies and procedures in August 2003, and all Audit-Related Fees, Tax Fees and All Other Fees as described above and provided since that date were approved in accordance with such policies and procedures.
      It is expected that representatives of Deloitte & Touche LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.
      The Board of Directors recommends that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Each properly submitted proxy card will be so voted unless the stockholder submitting such proxy card specifies otherwise.
OTHER MATTERS
Stockholder Proposals
      It is anticipated that the next Annual Meeting of Stockholders after the one scheduled for May 12, 2005, will be held on or about May 6, 2006. All stockholder proposals relating to a proper subject for action at the 2006 Annual Meeting to be included in our proxy statement and form of proxy relating to that meeting must be received by us for our consideration at our principal executive offices no later than December 15, 2005, in accordance with the provisions of Rule 14a-8 under the Securities Exchange Act of 1934; provided that, if the date of the 2006 annual meeting is changed by more than 30 days from May 12, 2006, then notice must be received a reasonable time before we mail our proxy materials for the 2006 annual meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. In addition, the proxy solicited by our Board for the 2006 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal raised at that meeting that is not described in the proxy statement for that meeting unless we receive notice of the proposal on or before March 1, 2006, and the stockholder submitting the proposal otherwise follows the procedures specified in Rule 14a-4(c); provided that, if the date of the 2006 Annual Meeting of Stockholders is changed by more than 30 days from May 12, 2006, then notice must be received a reasonable time before we mail our proxy materials for the 2006 annual meeting.

Householding Matters
      The Securities and Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, that stockholder should contact his or her broker or send a request to the Pioneer’s corporate secretary at our principal executive offices, 700 Louisiana Street, Suite 4300, Houston, Texas 77002, telephone number (713) 570-3200. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2004 Annual Report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered. The Annual Report is not a part of the proxy solicitation material.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires Pioneer’s directors and certain officers, and persons who own more than ten percent of Pioneer’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on review of copies of such reports received or written representations from certain reporting persons, Pioneer believes that during 2004 all filing requirements applicable to our directors and officers were satisfied. Pioneer does not have any greater than ten percent stockholders.
      As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

By order of the Board of Directors,

DAVID N. WEINSTEIN
Chairman of the Board
April 15, 2005

PIONEER COMPANIES, INC.
Proxy Solicited on Behalf of the Board of Directors
for the May 12, 2005 Annual Meeting

The undersigned hereby constitutes and appoints Michael Y. McGovern and Kent R. Stephenson, and each of them, as the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Pioneer Companies, Inc. (the “Company”) to be held at the Hilton Americas—Houston, 1600 Lamar Avenue, Houston, Texas, on Thursday, May 12, 2005, at 9:00 a.m., and any adjournments thereof, on all matters coming before said meeting.

Directors recommend a vote “FOR” proposal 1, election of all director nominees, and “FOR” proposal 2, ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the current year.

1.	Election of six directors for a term expiring in 2006.
FOR the nominees listed below [ ]

David N. Weinstein Michael Y. McGovern Marvin E. Lesser	Charles L. Mears David A. Scholes Richard L. Urbanowski

FOR, except vote withheld from the following nominee(s)

Withhold authority to vote for all nominees [ ]

2.	Proposal to ratify the Board of Directors’ selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the current year.

FOR [ ] AGAINST [ ] ABSTAIN [ ]

     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy cannot vote your shares unless you sign and return this card in the enclosed postage paid envelope.

     This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” proposal 1, election of all director nominees, and “FOR” proposal 2, ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the current year.

Date:
         ———————————————

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                            (Signature)

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                 (Signature if held jointly)
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The signor hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. THANK YOU.